EXHIBIT 10.03.2

AMENDMENT TO MASTER RECIPROCAL SETTLEMENT AGREEMENT

This Amendment to Master Reciprocal Settlement Agreement (this “Amendment”) is dated as of April  7, 2004, by and between Adelphia Communications Corporation, a Delaware corporation (“ACC”), debtor-in-possession, and Adelphia Business Solutions, Inc., a Delaware corporation, d/b/a TelCove (“TelCove”), debtor-in-possession, and is pursuant to the terms of the Global Settlement Agreement dated as of February 21, 2004, between ACC and TelCove (the “Global Agreement”).

W I T N E S S E T H:

WHEREAS, ACC and TelCove are parties to the Master Reciprocal Settlement Agreement (together with all Exhibits, Annexes and Schedules), dated as of December 3, 2003 (the “Master Agreement”);

WHEREAS, pursuant to the terms of the Global Agreement, ACC and TelCove have agreed to amend the Master Agreement to eliminate certain indemnification provisions thereof and to modify certain Schedules to certain of the Reciprocal Annex Agreements; and

WHEREAS, pursuant to Section 9.6 of the Master Agreement, ACC and TelCove may modify the Master Agreement in writing.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereof, the parties, intending to be legally bound, hereby agree as follows:

SECTION 1.   DEFINITIONS

In addition to the defined terms in the preamble and recitals above, any other capitalized term used, but not otherwise defined, herein has the meaning given to such term in the Master Agreement.

SECTION 2.   AMENDMENTS TO THE MASTER AGREEMENT

A.            Amendments to Section 1.1.

(1)           The following defined terms are amended and restated in Section 1.1 of the Master Agreement:

“Capped Damages” means Damages with respect to which a party and its Representatives shall be entitled to indemnity pursuant to Section 7.2(a) (iv) or (v), or Section 7.2(b) (iv) or (v).

“Master Agreement” means this Master Reciprocal Settlement Agreement (together with all Exhibits, Annexes and Schedules).

(2)           The following defined terms are added to Section 1.1 of the Master Agreement:

“Amendment” means the Amendment to Master Reciprocal Settlement Agreement, dated as of April    , 2004, between ACC and TelCove.

“Global Agreement” means the Global Reciprocal Settlement Agreement dated as of February 21, 2004, between ACC and TelCove.

“Virginia Assets” means the ACC Assets and the TelCove Assets (as defined in the Asset Reconciliation Agreement) located in Virginia and all Shared Contracts related to such assets, and the Acquired Assets located in Virginia and all Assumed Contracts and Assumed Liabilities related to such assets.

B.            Amendments to Section 1.2.  The following term is added to the table in Section 1.2 of the Master Agreement:

Term	Section or Annex

Virginia Ring Closing	Section 2.3(a)

C.            Amendments to Section 2.3(a).  The following is added to the end of Section 2.3(a) of the Master Agreement:

Notwithstanding anything else contained in Section 2.3(a), the parties agree that subject to the satisfaction of the conditions precedent to the obligations of the parties set forth in Article V as such conditions apply solely with respect to the Virginia Assets, the parties shall cooperate in good faith to effect, prior to the Closing, the consummation of the transactions contemplated by the Master Agreement as such transactions pertain to the Virginia Assets (the “Virginia Ring Closing”).  In the event that the Virginia Ring Closing occurs, the Schedules to the Reciprocal Annex Agreements shall be modified for purposes of the Reciprocal Annex Agreements that shall be effective as of such closing to include only the following:

Asset Reconciliation Agreement – only ACC Assets and TelCove Assets located in Virginia, and Shared Contracts that relate to such assets;

Conveyance Agreement – only Acquired Assets located in Virginia and the Assumed Contracts, Assumed Liabilities and Cure Amounts that relate to such Acquired Assets;

IRU Agreement – only IRUs for IRU Segments located in Virginia;

Sheathing/Overlash Agreement – only S/O Rights for S/O Segments located in Virginia;

Maintenance Agreement – only the maintenance obligations for Segments located in Virginia; and

Collocation Agreement – only Site Space located in Virginia.

In the event that the Virginia Ring Closing occurs, then upon the subsequent Closing, the ACC Parties and the TelCove Parties shall amend the Schedules to the Reciprocal Annex Agreements as of the Closing Date to include, as provided for in the Reciprocal Annex Agreements and as referred to above, the ACC Assets, TelCove Assets, Shared Contracts, Acquired Assets, Assumed Contracts, Assumed Liabilities, Cure Amounts, IRUs, S/O Rights, maintenance obligations and Site Space in areas other than Virginia, as such Schedules shall have been agreed to by the parties pursuant to Section 4.10 hereof.

D.            Amendments to Article VII.  Article VII of the Master Agreement is amended by deleting clause (vi) to Sections 7.2(a) and 7.2(b), and clause (ii) to Section 7.4(c).

E.             Addition to Schedules A to the IRU Agreement and Maintenance Agreement.  The parties agree that Schedule A to the IRU Agreement shall be modified to include IRUs for four fibers on the Segments described on Exhibit I to this Amendment, and Schedule A to the Maintenance Agreement shall be modified as described on Exhibit I to this Amendment to cover the parties’ obligations under the Maintenance Agreement with respect to such Segments for which TelCove shall receive such IRUs.

SECTION 3.   REFERENCES TO THE MASTER AGREEMENT.

On and after the date hereof, each reference in the Master Agreement to “this Master Agreement,” “hereunder,” “hereof,” “herein” or words of like import, shall mean and be a reference to the Master Agreement, as amended hereby.  Except as amended hereby, the Master Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

SECTION 4.   MISCELLANEOUS

A.            Controlling Contract.  Except for the specific amendments and other understandings set forth herein with respect to which this Amendment shall be controlling, this Amendment shall be subject to and controlled by the terms of the Master Agreement.

B.            Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Amendment by telecopy shall be as effective as delivery of a manually executed counterpart of this Amendment.  In proving this Amendment has been executed by a party against which enforcement is sought, it shall not be necessary to produce or account for more than one such counterpart signed by such party.

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IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of ACC and TelCove as of the date first above written.

ACC Parties:		TelCove Parties:

Adelphia Communications Corporation		Adelphia Business Solutions, Inc., d/b/a TelCove

By:	/s/ Joe W. Bagan	By:	/s/ Robert E. Guth
	Joe W. Bagan, Senior Vice President & Chief Administrative Officer		Robert E. Guth, President & Chief Executive Officer